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                                                                    EXHIBIT 10.5


May 24, 2000



James D. McBride
218 28th Avenue
San Francisco, CA 94121


Dear Jim:

     This letter sets forth the substance of the separation agreement (the "Agreement") between Willis Lease Finance Corporation (the "Company"), a Delaware corporation, and you regarding your employment transition.

     1. LAST DAY OF FULL-TIME EMPLOYMENT. You acknowledge that the last day you performed services as a full-time employee of the Company will be May 31, 2000, and that you are not entitled, except as otherwise set forth in this Agreement, to salary or benefits after that date. Your employment termination date will be deemed to be May 31, 2000 (the "Separation Date").

     2. TERMINATION OF EMPLOYMENT AGREEMENT. That certain Employment Agreement between you and the Company dated September 9, 1997 (the "Employment Agreement") is hereby terminated effective as of the Separation Date.

     3. ACCRUED SALARY AND PAID TIME OFF. The Company agrees to pay you all accrued salary and all accrued and unused vacation earned through the Separation Date. Both you and the Company acknowledge that, subsequent to such payment, no part of your salary in 1997, 1998, 1999 or 2000 was ever deferred or remains payable to you, and that there is no agreement to defer payment of any future salary to which you may be entitled.

     4. PAYMENTS TO ENSURE AVAILABILITY AS A CONSULTANT. The Company agrees that, PROVIDED THAT you have executed this Agreement and the General Release attached hereto as EXHIBIT A, and upon the Effective Date (as defined in EXHIBIT A hereto), the Company will provide you with payments equivalent to your current base salary for a period of nine months. These payments will be made to you on the last business day of each month and will not be subject to deductions except as required by law.

     5. BONUS. The Company agrees to pay you a bonus in an amount equal to 100% of the pro rata bonus for the first six (6) months of 2000 as earned under the Company's approved Profit Incentive Plan for executive officers for the year 2000 on the same date paid to the continuing executive officers of the Company, but no later than August 31, 2000. The Company and you acknowledge that the plan was approved on May 19, 2000.

     6. STOCK OPTIONS. The stock options granted to you during your employment with the Company shall continue to vest for six months after the Separation Date pursuant to the vesting schedule set forth in the governing plan documents. Vested options must be exercised during the period from May 31, 2001 to June 30, 2001. In accordance with the governing plan documents, you may elect a cash-less exercise of the vested options.

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     7. SERVICES AS A CONSULTANT. You agree that for a period of four (4)
months following the Separation Date, you will provide services as a consultant to the Company at dates and times to be mutually agreed upon but in no event to exceed fifty (50) hours per month. The Company agrees that your compensation for such services shall be Ten Thousand Dollars ($10,000) per month payable on the last business day of each month beginning June 30, 2000. After the conclusion of the four month period, the consulting relationship may continue at the request of the Company and your consent at an hourly rate of Three Hundred Dollars ($300). During the period that you are providing services as a consultant to the Company, the Company agrees to reimburse you for reasonable, and properly documented, business expenses.

     8. ADDITIONAL COMPENSATION. The Company agrees to pay you an additional amount, equivalent to your base salary for three (3) months, such payment to be made beginning with the month of March, 2001, PROVIDED THAT you have made reasonable efforts to make yourself available as a consultant at the dates and times mutually agreed upon, and have cooperated with the transition to a new Chief Financial Officer and the strategic partner project to the reasonable satisfaction of the Company's Compensation Committee. In the event that Bob Rau is no longer a member of the Compensation Committee or a member of the Company's Board of Directors (the "Board"), then the Additional Compensation shall no longer be subject to this proviso.

     9. CHANGE OF CONTROL. In the event of a Change of Control, as defined below, the Company agrees that (a) all of your unvested stock options shall immediately vest as of the effective date of the Change of Control, and (b) the Company's monetary obligations to you under this Agreement shall become immediately due and payable, including the Additional Compensation.

     For purposes of this section, "Change of Control" shall mean the occurrence of any of the following events:

          (i) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934, as amended) becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities prior to May 31, 2001; or

          (ii) A change in the composition of the Board occurring prior to May 31, 2001, as a result of which fewer than a majority of the directors are Incumbent Directors (as defined below);

          (iii) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation provided that the definitive agreement related to the Change of Control provided for in this

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paragraph or the consummation of the Change of Control provided for in this paragraph occurs prior to May 31, 2001; or

          (iv) The consummation of the sale or disposition by the Company of all or substantially all the Company's assets, provided that the definitive agreement related to the Change of Control provided for in this paragraph or the consummation of the Change of Control provided for in this paragraph occurs prior to May 31, 2001.

     For purposes of this section, "Incumbent Directors" shall mean directors who either (i) are directors of the Company as of the date hereof, or (ii) are elected, or nominated for election, to the Board with the affirmative votes of at least the majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).

     10. CONTINUATION OF BENEFITS. The Company agrees to continue your medical, dental and other benefits under the Company's current benefit plan for the earlier of (a) one (1) year after the Separation Date, or (b) the date that you commence employment with another employer provided that the employer offers health care benefits (with the exception of self-employment).

     11. 401-K CONTRIBUTIONS. The Company agrees that it will continue to match your 401-K contributions through the Separation Date in accordance with the Company's benefits policy.

     12. OTHER COMPENSATION OR BENEFITS. You acknowledge that, except as expressly provided in this Agreement, you will not receive any other compensation, severance or benefits after the Separation Date.

     13. INDEMNIFICATION. The Company reaffirms its obligations under the Company's existing directors and officers indemnification agreements and further agrees that such obligations shall continue through the period that you are providing services as a consultant to the Company and that to the extent you incur legal fees in connection with such indemnity they will be reimbursed as incurred.

     14. PRESS RELEASE. You and the Company will mutually agree to the contents of any press release issued by the Company with respect to the separation of your employment with the Company subject to any legal requirements that may apply.

     15. CELL PHONE/LAPTOP. The Company agrees that you may keep the cellular telephone and laptop computer provided to you during your employment with the Company, PROVIDED THAT you assume the cell phone charges and purge the laptop of all proprietary information of the Company or its affiliates as of the Separation Date, with the following exceptions. Any cell phone charges incurred in the performance of your services as a consultant to the Company are reimbursable pursuant to Section 7 herein. Further, to the extent that proprietary information of the Company maintained on your laptop computer is essential to your performance of services as a consultant hereunder, you may retain such information on the laptop, PROVIDED THAT such information is purged from the laptop at the end of your consulting relationship with the Company.

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     16. RETURN OF COMPANY PROPERTY. You acknowledge that by the Separation
Date, you returned to the Company all Company documents (and all copies thereof) and other Company property (with the exception of the cell phone and laptop computer) that you had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof); PROVIDED, HOWEVER, that any such materials are necessary to your providing services as a consultant hereunder may be returned to the Company at the end of your consulting relationship with the Company.

     17. PROPRIETARY INFORMATION OBLIGATIONS. You agree to refrain from any unauthorized use or disclosure of the Company's proprietary or confidential information or materials that you had access to or became acquainted with during the period you were employed by the Company, including but not limited to information or plans regarding the Company's business plans and strategy, financing plans, customer relationships, personnel, sales, marketing and financial operations and methods, and other compilations of information, records and specifications (collectively, "Proprietary Information"). You agree not to disclose any of the Company's Proprietary Information, directly or indirectly, to any person, firm, corporation, court, government agency, or other entity for any reason or purpose whatsoever, except pursuant to an order of a court of competent jurisdiction (with respect to which you agree to give the Company prior notice of the existence of such order and cooperate in any attempt by the Company not to disclose its Proprietary Information in response to the order), or to make use of any such Proprietary Information for your own purposes or for the benefit of any person, firm, corporation or other entity (except the Company) under any circumstances, after the Separation Date. You acknowledge and agree that all files, records, documents, computer-recorded or electronic information and similar items relating to the business of the Company, whether prepared by you or otherwise coming into your possession, remain the exclusive property of the Company and that you have already or will immediately return such materials to the Company and that no copies thereof have been kept by you.

     18. CONFIDENTIALITY. The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; PROVIDED, HOWEVER, that; (a) you may disclose this Agreement to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law; and (e) certain aspects of this Agreement may be disclosed to the extent the parties mutually agree to do so as part of the press release referenced above.

     19. NON-DISPARAGEMENT. Both you and the Company agree not to disparage the other party, and the other party's officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation;

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PROVIDED THAT both you and the Company will respond accurately and fully to any question, inquiry or request for information when required by legal process.

20. NON-COMPETITION. You agree that from the Separation Date through May 31, 2001 you will not, directly or indirectly, provide services on behalf of any competing corporation, limited liability company, partnership, or other competing entity or person, whether as an employee, consultant, independent contractor, agent, sole proprietor, partner, joint venturer, corporate officer or director; nor shall you acquire by reason of purchase the ownership of more than one percent (1%) of the outstanding equity interest in any such competitive entity. For purposes of this Section 20, a "competing" entity is any one of the following companies or any of their parents or subsidiaries: Engine Lease Finance, Kellstrom Industries Inc, Aviation Sales Inc and The Aegis Group. In addition, a "competing entity" includes the engine leasing or spare parts sale portion of any of the following companies: General Electric, Pratt and Whitney, Rolls Royce, MTU, Volvo and CFMI. Subject to the foregoing, you may serve on boards of directors of non-competing unaffiliated corporations, and may serve on the boards of charitable organizations.

     21. TAX TREATMENT. You agree that you shall be personally responsible for the payment of any and all taxes, which may be due on the payments under this Agreement. You further acknowledge that the Company does not make and has not made any representations regarding the taxability of the payments from the Company to you, and you have not relied on any representations of the Company on that subject.

     22. MISCELLANEOUS. This Agreement, including EXHIBIT A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. If either party brings an action to enforce the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and costs. This Agreement will be deemed to have been entered to reasonable attorneys' fees and costs. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California.

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     If this Agreement is acceptable to you, please sign below and on the attached General Release, which is part of this Agreement, and return the originals of both to me.

     I wish you good luck in your future endeavors.

                                  Sincerely,



                                  By: Charles F. Willis IV
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EXHIBIT A

AGREED:

/s/ James D. McBride
----------------------------
    James D. McBride


Date: May 24, 2000
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                                  EXHIBIT A

                               GENERAL RELEASE

     I, James D. McBride, agree to the terms in the foregoing letter Agreement and also agree as follows:

     Except as otherwise set forth in the Agreement, I hereby release, acquit and forever discharge the Company, its officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to; all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990; the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"); the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing.

     I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, as amended. I also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) I have been advised hereby that I have the right to consult with an attorney prior to executing this Agreement; (c) I have at least twenty-one (21) days to consider this Agreement (although I may choose to voluntarily execute this Agreement earlier); (d) I have (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed by me, provided that the Company has also executed this Agreement by that date ("Effective Date").

     I further acknowledge that the parties hereto arrived at an agreement in principle on May 18, 2000, the terms of which are embodied in the foregoing Agreement and this Release. I agree to waive the additional twenty-one
(21)-day period to review and consider the Agreement, to which I would otherwise be entitled, and I agree that my twenty-one (21)-day period for review will be deemed to have begun on April 28, 2000.

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     I UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND
UNKNOWN CLAIMS. In giving this release, which includes claims which may be unknown to me at present, I acknowledge that I have read and understand
Section 1542 of the California Civil Code which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor." I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any unknown or unsuspected claims I may have against the parties released herein.

     I agree not to commence any proceeding in court against the Company in connection with the matters released herein and that the only cause of action I could have against the Company after the date hereof would be for a breach of the foregoing Agreement or this Release or for matters arising after the date hereof.

                                       By: /s/ James D. McBride
                                           -----------------------------

                                       Date: May 31, 2000
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